Exhibit 99.2

AMERICA'S BLUE-CHIP LANDLORD™

Griffin Capital Essential Asset® REIT

Dear Valued Shareholder,

We are excited to welcome you as a shareholder of Griffin Capital Essential Asset REIT, Inc. ("GCEAR"). Our merger with Cole Office and Industrial REIT (CCIT II), Inc. ("CCIT II") successfully united two cohesive portfolios of high-quality assets and tenants. As a result, you now own shares in one of the largest office and industrial, net-lease REITs in the United States.

The GCEAR platform was founded in 2009, and since our inception our mission has remained the same. We seek to generate consistent, sustainable income by combining the:

- Durability of creditworthy, blue-chip corporate tenants;
- Stability of long-term, net leases; and
- Power of proactive management.

To achieve this mission, we have leveraged the skills, experience and longstanding industry relationships of our dedicated professionals. These individuals have valuable expertise across a wide range of disciplines, which allows us to proactively take advantage of opportunities to generate growth and stability in our portfolio. They are led by an accomplished senior management team, with an average of 30 years of real estate industry experience among them.

We are confident the combined company is well-positioned for future opportunities. Importantly, we believe the merger has significantly enhanced potential opportunities to maximize value and liquidity for all of our shareholders. We are dedicated to achieving this outcome, and we look forward to sharing our future results with you.

Sincerely,

Michael J. Escalante
Chief Executive Officer and President
Griffin Capital Essential Asset REIT, Inc.

amazon.com | WELLS FARGO
at&t | NORTHROP GRUMMAN
JPMorganChase | aetna
3M | StateFarm
AMERICAN EXPRESS | McKESSON
NIKE | Vanguard

*All tenants, properties and data as of December 31, 2020.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT
America's Blue-Chip Landlord™

PORTFOLIO OVERVIEW

		Combined Company
CAPITALIZATION	Total Asset Value	$5.8 billion
	Net Asset Value	$3.2 billion
	Net Debt/Enterprise Value	43.2%
PORTFOLIO	Number of Properties[1]	123
	Leased[2]	90%
	Size of Portfolio	30.8 million sq. ft.
	WALT[2]	7.0 years
	Investment Grade[3]	63.7%
	2020 Rent Collections	100%
	Property Type[4]	

Industrial/Manufacturing/Flex
13.6%
Office
86.4%

Source: Company filings | Note: All figures as of December 31, 2020, unless stated otherwise.

1. As of February 28, 2021.
2. Pro forma based on square feet.
3. Reflects the percentage of pro forma, 12-month forward net rent generated by properties leased and/or guaranteed, directly or indirectly, by companies that have investment-grade credit ratings or what management believes are generally equivalent ratings.
4. Pro forma based on 12-month forward net rent.

P O RT F O L I O O V E R V I E W Note: Logos shown are those of tenants, lease guarantors, or non-guarantor parent companies.

Experienced Executive Management Team

33 Years



Michael Escalante
CEO, President
and Director

33 Years



Javier Bitar
Chief Financial
Officer & Treasurer

28 Years



Nina Momtazee Sitzer
Chief Administrative
Officer & General Counsel

20 Years



Louis K. Sohn
Executive Vice
President

33 Years



Scott Tausk
Executive Vice
President

30 Years



Bryan Yamasawa
Chief Accounting
Officer

EXPERIENCED TEAM OF REAL ESTATE PROFESSIONALS

Senior management team with average experience of
30 Years

Average Leasing Volume*
1M SF/yr

Assets Under Management
$5.8 Billion

Leveraging our professional expertise in:

Asset Management | **Acquisitions** | **Strategic Investments** | **Corporate Finance**

* Trailing five year average as of December 31, 2020.

For more information on Griffin Capital Essential Asset REIT, please call 888.926.2688 or visit www.gcear.com.

EA-IU110100(0121)